EXHIBIT 99.1

SinoHub Renames its Mobile Phone Manufacturing Business and Expects to Produce 3 Million Phones in 2011
Will manufacture and sell under the business unit "Integrated Contract Manufacturing"

SHENZHEN, China, Jan. 31, 2011 /PRNewswire-Asia/ -- SinoHub, Inc. (NYSE Amex: SIHI), a rapidly-growing electronics company in the People's Republic of China, engaged in private label, custom design mobile phone manufacturing and sales (VCM), electronic component sales (ECP) and supply chain management (SCM) services, today announced that it sold approximately 1.15 million mobile phones in 2010, its first full year of operations with this fast growing mobile phone manufacturing and sales business unit. In order to align the name with its business operations, the Company also renamed its mobile phone manufacturing and sales business to "Integrated Contract Manufacturing (ICM)."

SinoHub is also introducing to customers its new online reference design selection system which enables a reference design to be selected as a starting point for its unique joint design process based on the desired hardware platform, appearance, chipset and software platform. Having a turnkey solution for the entire design process will make it significantly easier and more efficient for customers to work with SinoHub to create handsets with features and functionality targeted at their local markets. The company will be adding about twenty new reference designs each month that will be deemed best-of-breed from products made by its design house suppliers.

SinoHub has built up substantial capacity in its ICM factory in anticipation of increased sales in 2011. From a starting point of four assembly lines in April 2010, the company added four more assembly lines in Q3 2010. Each assembly line is capable of producing 37,500 phones per month on average, giving SinoHub the capacity to manufacture 300,000 phones per month. After installing its first three high-speed surface mount technology (SMT) lines to make motherboards and a medium-speed line that is primarily used for setup and testing in July 2010, SinoHub added four more high-speed SMT lines in the fourth quarter of 2010. Each high-speed SMT line is capable of producing approximately 90,000 motherboards per month, thus giving the company the capacity to produce over 630,000 motherboards per month.

"We are seeing tremendous growth in our mobile phone manufacturing and sales business", said Harry Cochran, CEO of SinoHub. "Our ability to provide strategic support through our online joint design process and our online order tracking is extremely appealing to a wide variety of customers. The new name for this division more precisely portrays the value proposition we offer. With an established customer base that is purchasing more phones, the recent contracts we have announced and a growing pipeline of new customers, we expect growth in our ICM business to accelerate from the second quarter through the end of 2011. We expect to sell approximately 3 million phones in 2011, a 160% increase over last year."

About SinoHub, Inc.

SinoHub, Inc., founded in 2000 by veteran entrepreneur Harry Cochran and electronics industry veteran Lei Xia to play a part in the electronics revolution in China, provides integrated contract manufacturing, electronic component purchasing, and world-class supply chain management services with transparent information access for participants in the electronic components supply chain in China. SinoHub conducts substantially all of its operations through its wholly-owned subsidiary SinoHub Electronics Shenzhen Limited in the People's Republic of China and its wholly-owned B2B Chips subsidiary in Hong Kong, which offers electronic component purchasing and integrated contract manufacturing services currently focusing on the mobile phone market. For more information, visit the Company's Web site at http://www.sinohub.com and the B2B Chips Web site at http://www.b2bchips.com .

Cautionary Statement Regarding Forward-looking Information

Some of the statements contained in this press release that are not historical facts constitute forward-looking statements under the United States federal securities laws. Forward-looking statements can be identified by the use of the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," or "continue" or the negative of those terms. These statements involve risks known to the Company, significant uncertainties, and other factors, many of which cannot be predicted with accuracy and some of which may not even be anticipated, which may cause actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward- looking statements. Such risks, uncertainties and factors include, but are not limited to, the Company's expectation of additional orders from current and other customers, the Company's ability to expand its customer base, the sustainability of the competitive advantages which the Company believes are generated by its current business model, the Company's ability to access capital for expansion, assumptions concerning future economic and competitive conditions, and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

SinoHub, Inc.

Susan Liu

Tel:     +86-755-2661-1080

Email: susan.liu@sinohub.com

HC International, Inc.

Ted Haberfield

Office (USA)  +1-760-755-2716

Email: thaberfield@hcinternational.net